Exhibit 4.3
Steelcase Inc.
Officers’ Certificate
     Gary P. Malburg, Vice President, Finance & Treasurer, and David C. Sylvester, Vice President, Chief Financial Officer, of Steelcase Inc., a Michigan corporation (the “Company”), pursuant to Sections 2.01 and 13.06 of the Indenture, dated as of August 7, 2006 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (successor in interest to J.P. Morgan Trust Company, National Association), as Trustee (the “Trustee”), each hereby certifies in the name of the Company as follows:
     The aforesaid officers hereby establish, pursuant to the resolutions duly adopted by the Board of Directors of the Company or a committee thereof (true, correct and complete copies of such resolutions certified by the Assistant Secretary of the Company being separately delivered on the date hereof), a series of Securities (as that term is defined in the Indenture) to be issued under the Indenture, which Securities shall be in the form attached hereto as Exhibit A with such terms and in such form as determined by or pursuant to such resolutions, as follows:
     1. The title of the Securities shall be: “6.375% Senior Notes due 2021” (the “Notes”).
     2. The aggregate principal amount of the Notes which may be authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Notes pursuant to or as contemplated by Section 2.05, 2.06, 2.07, 3.03 or 9.04 of the Indenture or Section 11 herein) shall initially be $250,000,000.
The Company may, from time to time, without the consent of the existing Holders of the Notes, issue additional Securities having the same terms and conditions as the Notes, except for the issue date, issue price and, in some cases, the initial Interest Payment Date, provided that if the additional Securities are not fungible with the Notes for U.S. federal income tax purposes, the additional Securities will have a separate CUSIP number, and any such additional Securities shall be consolidated and form a single series with the Notes.
     3. The Stated Maturity of the Notes shall be February 15, 2021.
     4. The Notes shall bear interest from February 3, 2011 or from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for, at the rate of 6.375% per annum, payable semiannually on February 15 and August 15 of each year (each, an “Interest Payment Date”), commencing on August 15, 2011, to the persons in whose names the Notes are registered on the close of business on February 1 or August 1, as the case may be, next preceding such Interest Payment Date (each, a “Regular Record Date”).

Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.
     5. The Notes shall be the Company’s senior unsecured obligations and shall rank equally with all existing and future unsecured and unsubordinated debt of the Company.
     6. The principal of and interest on the Notes of such series shall be payable at the office or agency of the Company maintained for such purpose in the Borough of Manhattan, The City of New York; provided, however, that, at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register for such series.
     7. The Notes shall not have any provisions providing for the extension of interest payment periods or the deferral of interest payments.
     8. The Notes shall be redeemable, in whole or in part, at the Company’s option at any time (a “Redemption Date”). The redemption price (the “Redemption Price”) will be equal to (a) at any time prior to November 15, 2020, the greater of (i) 100% of the principal amount of any Notes being redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 45 basis points; and (b) at any time on or after November 15, 2020, 100% of the principal amount of any Notes being redeemed. In addition, in each case, accrued and unpaid interest, if any, will be paid to the Redemption Date.
Notwithstanding the foregoing, installments of interest on Notes that are due and payable on Interest Payment Dates falling on or prior to a Redemption Date will be payable on the Interest Payment Date to the registered holders as of the close of business on the relevant record date in accordance with the Notes and the Indenture.
The Company will mail notice of any redemption at least 30 days, but not more than 60 days, before the Redemption Date to each registered holder of the Notes to be redeemed. Once the notice is mailed, the Notes called for redemption will become due and payable on the Redemption Date and at the applicable Redemption Price, plus accrued and unpaid interest to the Redemption Date.
On and after the Redemption Date, interest will cease to accrue on the Notes or any portion of the Notes called for redemption (unless the Company defaults in the payment of the Redemption Price and accrued interest). On or before the Redemption Date, the Company will deposit with a paying agent (or the Trustee) money sufficient to pay the Redemption Price of, and accrued interest on, the Notes to be redeemed on that date. If less than all of the Notes are to be redeemed, and the Notes are Global Securities, the Notes to be redeemed will be selected by the DTC in accordance with its standard procedures. If the Notes to be redeemed are not Global Securities then held by the DTC, the Notes to be redeemed will be selected by the Trustee by a method the Trustee deems to be fair and appropriate.
As used above:
“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt notes of comparable maturity to the remaining term of the Notes.
“Comparable Treasury Price” means, with respect to any Redemption Date, (A) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the Trustee is provided with fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations or (C) if only one Reference Treasury Dealer Quotation is received, such quotation.
“Reference Treasury Dealer” means (A) any of the initial purchasers (or their respective affiliates which are Primary Treasury Dealers), and their respective successors; provided, however, that if any of those entities ceases to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute for those entities another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by the Company.
“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company and the Trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.
“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.
     9. The Notes shall not be entitled to any sinking fund or analogous provisions.
     10. Section 4.07 of the Indenture shall not apply to the Notes.
     11. Upon the occurrence of a Change of Control Triggering Event (as defined below), the Company shall notify the Trustee, and make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of each Holder’s Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”). Within 30 days following any

Change of Control Triggering Event, the Company shall, or shall cause the Trustee to, mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control Triggering Event and stating: (1) that a Change of Control Offer is being made pursuant to this Section and that all Notes properly tendered will be accepted for payment; (2) the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”); (3) that any Notes not tendered will continue to accrue interest; (4) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date; (5) that Holders electing to have any Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Global Security completed, purchased pursuant to a Change of Control Offer will be required to surrender such Notes to the Trustee or paying agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; (6) that Holders will be entitled to withdraw their election if the Trustee or paying agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have such Notes purchased; and (7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 thereof. The Company shall comply with the requirements of Rule 14e–1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes in connection with a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with this Section, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section by virtue of such conflict; and
On the Change of Control Payment Date, the Company shall, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Trustee or paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof properly tendered and (3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of such Notes or portions thereof being purchased by the Company. The Trustee or paying agent shall promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered by such Holder, if any; provided, that each such new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 thereof. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third Person makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section and all other provisions of the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer.
As used above:
“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.
“Rating Event” means with respect to a Change of Control, if the Notes carry immediately prior to the first public notice of an arrangement that could result in a Change of Control:
     (a) an investment grade credit rating (BBB-/Baa3, or equivalent, or better) from both Rating Agencies, the rating from both Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either Rating Agency) is either downgraded to a non-investment grade credit rating (BB+/Ba1 or equivalent, or worse) or withdrawn and is not within such period subsequently (in the case of a downgrade) upgraded to an investment grade credit rating or (in the case of a withdrawal) replaced by an investment grade credit rating;
     (b) a non-investment grade credit rating (BB+/Ba1, or equivalent, or worse) from both Rating Agencies, the rating from both Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either Rating Agency) is either downgraded by one or more notches (for illustration, Ba1 to Ba2 being one notch) or withdrawn and is not within such period subsequently (in the case of a downgrade) upgraded to its earlier credit rating or better or (in the case of a withdrawal) replaced by its earlier credit rating or better; or
     (c) both an investment grade credit rating (BBB-/Baa3, or equivalent, or better) from one Rating Agency and a non-investment grade credit rating (BB+/Ba1, or equivalent, or worse) from the other Rating Agency and (i) the investment grade credit rating on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either Rating Agency) is either downgraded to a non-investment grade credit rating (BB+/Ba1, or equivalent, or worse) or withdrawn and is not within such period subsequently (in the case of a downgrade) upgraded to an investment grade credit rating by such Rating Agency or (in the case of a withdrawal) replaced by an investment grade credit rating from such Rating Agency and (ii) the non-investment grade credit rating on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either Rating Agency) is either downgraded by one or more notches (for illustration, Ba1 to Ba2 being one notch) or withdrawn and is not within such period subsequently (in the case of a downgrade) upgraded to its earlier credit rating or better by such Rating Agency or (in the case of a withdrawal) replaced by its earlier credit rating or better by such Rating Agency;
provided that in making the relevant decision(s) referred to above to downgrade or withdraw such ratings, as applicable, the relevant Rating Agency announces publicly or confirms in writing to the Company that such decision(s) resulted, in whole or in part, from the occurrence of such Change of Control or the first public notice of an arrangement that could result in a Change of Control.
     12. The Notes shall be issued in the form of a registered Global Security which shall be deposited with, or on behalf of, The Depository Trust Company (“DTC”), as depositary, and registered in the name of Cede & Co., as DTC’s nominee, or shall remain in the custody of the Trustee on behalf of DTC or DTC’s nominee. Beneficial interests in the Global Security shall be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Global Security through DTC, if they are participants of DTC, or indirectly through organizations which are participants in these systems.
     13. Principal of and interest on the Notes shall be payable in U.S. dollars.
     14. The Notes shall not be convertible into or exchangeable for shares of common stock, preferred stock or other securities or property of the Company.
     15. The Trustee shall initially be the Paying Agent, Transfer Agent and Security Registrar for the Notes of such series. The Security Register for the Notes of such series shall be maintained by the Security Registrar in the Borough of Manhattan, The City of New York.
     16. The Notes shall constitute Global Securities (as defined in the Indenture).
     17. The Notes shall be issued in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.
     18. The Notes shall be defeasible pursuant to Section 11.02 of the Indenture. Any such defeasance election shall be evidenced by a Board Resolution.

     19. In case of any conflict between this Certificate and the Notes in the form referred to above, the Notes shall control.
     Each of the aforesaid officers further states pursuant to Sections 2.01 and 13.06 of such Indenture that (i) he has read the applicable covenants and conditions related to the issuance, authentication and delivery of the Notes provided for in the Indenture and the respective definitions relating thereto; (ii) the statements made in this Certificate are based upon the examination or investigation of the applicable provisions of the Indenture and the relevant books and records of the Company; (iii) in his opinion, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenants or conditions related to the issuance, authentication and delivery of the Notes pursuant to the Indenture have been complied with; and (iv) in his opinion, such conditions and covenants have been complied with.
     Capitalized terms defined in the Indenture and not otherwise defined herein have the respective meanings provided for therein.

     IN WITNESS WHEREOF, we have hereunto signed our names on behalf of the Company this 3rd day of February, 2011.

STEELCASE INC.

By:	/s/ Gary P. Malburg

Name:	Gary P. Malburg
Title:	Vice President, Finance & Treasurer

By:	/s/ David C. Sylvester

Name:	David C. Sylvester
Title:	Vice President, Chief Financial Officer
Officers’ Certificate

Exhibit A

6.375% SENIOR NOTE DUE 2021
THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR THE NOMINEE OF A DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”), A NEW YORK CORPORATION, TO STEELCASE INC. (THE “COMPANY”) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
EXCEPT AS OTHERWISE PROVIDED IN SECTION 2.11 OF THE INDENTURE, THIS SECURITY MAY BE TRANSFERRED, IN WHOLE BUT NOT IN PART, ONLY TO ANOTHER NOMINEE OF DTC OR TO A SUCCESSOR DEPOSITARY SELECTED AND APPROVED BY THE COMPANY OR TO A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.
STEELCASE INC.
6.375% Senior Note Due 2021
CUSIP NO. 858155 AD6
ISIN NO. US858155AD66

No. 01	$250,000,000
     STEELCASE INC., a corporation duly organized and existing under the laws of Michigan (herein called the “Company”, which term includes any successor under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or its registered assigns, the principal sum of $250,000,000 (TWO HUNDRED FIFTY MILLION U.S. DOLLARS) on February 15, 2021, and to pay interest thereon from February 3, 2011 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semiannually on February 15 and August 15 in each year, commencing on August 15, 2011 at the rate of 6.375% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in the Indenture hereinafter referred to, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the regular record date for such interest, which shall be the immediately preceding February 1 or August 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest that is not so punctually paid or duly provided for shall forthwith cease to be payable to the holder on such regular record date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a special record date for the payment of such Defaulted Interest to be fixed by the Trustee which special record date shall not be more than 15 nor less than 10 days prior to the date of the proposed payment and not less than 10 days after receipt by the Trustee of the notice of proposed payment, notice of which shall be given to holders of Securities of this series not less than 10 days prior to such special record date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.
     Payments of interest on this Security shall include interest accrued to but excluding the respective Interest Payment Dates. Interest payments for this Security shall be computed and paid on the basis of a 360-day year consisting of twelve 30-day months. In the event that any date on which interest is payable on this Security is not a Business Day, then payment of the interest payable on such date shall be made on the next succeeding day that is a Business Day, with the same force and effect as if made on the date the payment was originally payable.
     The Company shall maintain in the Borough of Manhattan, The City of New York, an office or agency where this Security may be surrendered for registration of transfer or exchange and an office or agency where this Security may be presented for payment or for exchange. The Company has initially appointed The Bank of New York Mellon Trust Company, N.A. as its Registrar, Transfer Agent and Paying Agent. On the date hereof, the office of the Registrar, Transfer Agent and Paying Agent is located at 101 Barclay Street, New York, New York 10286. The Company reserves the right at any time to vary or terminate the appointment of any Paying Agent, Transfer Agent or Registrar, to appoint additional or other Paying Agents or other Registrars and to approve any change in the office through which any Paying Agent, Transfer Agent or Registrar acts. The principal of and interest on this Security shall be paid in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Payment of interest (including interest on an Interest Payment Date) shall be made, subject to such surrender where applicable, at the option of the Company, by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.
     The Notes (as defined on the reverse hereof) shall be senior unsecured obligations of the Company and shall rank equally in right of payment with all of the other senior unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The Notes shall rank senior to any subordinated indebtedness of the Company.

F-2

     REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS SECURITY SET FORTH ON THE REVERSE HEREOF, WHICH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH AT THIS PLACE.
     Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

F-3

     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.
     Dated: February ___, 2011

STEELCASE INC.

By:

Name:	David C. Sylvester
Title:	Vice President, Chief Financial Officer
Attest:

Name:	Liesl A. Maloney
Title:	Senior Corporate Counsel and Assistant Secretary

Trustee’s Certificate Of Authentication
This is one of the Securities of the series
designated therein referred to
in the within-mentioned Indenture.
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee

By:

Authorized Signatory

[REVERSE SIDE OF NOTE]
This Security is one of a duly authorized issue of Securities of the Company issued and issuable in one or more series under an Indenture dated as of August 7, 2006 (the “Indenture”; capitalized terms used and not defined herein shall have the meaning ascribed to such terms in the Indenture), between the Company and The Bank of New York Mellon Trust Company, N.A. (successor in interest to J.P. Morgan Trust Company, National Association), as Trustee (the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the holders of the Securities issued thereunder and of the terms upon which said Securities are, and are to be, authenticated and delivered. This Security is one of the series of Securities of the Company issued pursuant to the Indenture and designated as “6.375% Senior Notes due 2021” (the “Notes”), initially limited in aggregate principal amount to $250,000,000. The Company may, from time to time, without the consent of the holders of the Notes, issue additional Securities under the Indenture having the same terms as the Notes in all respects, except for the issue date, issue price and, in some cases, the initial interest payment date, provided that if the additional Securities are not fungible with the Notes for U.S. federal income tax purposes, the additional Securities will have a separate CUSIP number, and additional Securities shall be consolidated and form a single series with the Notes.
Notes in Definitive Form
This Security is exchangeable in whole or from time to time in part for Notes of this series in definitive registered form only as provided herein and in the Indenture. If (1) at any time the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for this Security or if at any time the Depositary shall no longer be registered or in good standing under the Securities Exchange Act of 1934, as amended, or other applicable statute or regulation, and a successor Depositary is not appointed by the Company within 90 days after the Company receives such notice or becomes aware of such condition, as the case may be, (2) an Event of Default has occurred and is continuing with regard to the Notes represented by this Security or (3) the Company determines that this Security shall no longer be represented by a Global Security and executes and delivers to the Trustee an Officers’ Certificate evidencing such determination, this Security shall be exchangeable for Notes of this series in definitive registered form, provided that the definitive Notes so issued in exchange for this Security shall be in any approved denominations requested by or on behalf of the Depositary, without coupons, and in an aggregate principal amount equal to the principal amount of this Security to be exchanged. Except as provided above, owners of beneficial interests in this Security shall not be entitled to have Notes registered in their names, shall not receive or be entitled to physical delivery of Notes in definitive registered form and shall not be considered the holders thereof for any purpose under the Indenture.

Default
If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner, with the effect and subject to the conditions provided in the Indenture.
Amendment and Modification
The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the holders of the Notes under the Indenture at any time by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the Notes at the time Outstanding. The Indenture also permits the holders of specified percentages in principal amount of the Notes at the time Outstanding, on behalf of the holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the holder of this Security shall be conclusive and binding upon such holder and upon all future holders of this Security and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.
Optional Redemption of the Notes
The redemption price (the “Redemption Price”) will be equal to (a) at any time prior to November 15, 2020, the greater of (i) 100% of the principal amount of any Notes being redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 45 basis points; and (b) at any time on or after November 15, 2020, 100% of the principal amount of any Notes being redeemed. In addition, in each case, accrued and unpaid interest, if any, will be paid to the Redemption Date.
Notwithstanding the foregoing, installments of interest on Notes that are due and payable on Interest Payment Dates falling on or prior to a Redemption Date will be payable on the Interest Payment Date to the registered holders as of the close of business on the relevant record date in accordance with the Notes and the Indenture.
The Company will mail notice of any redemption at least 30 days, but not more than 60 days, before the Redemption Date to each registered holder of the Notes to be redeemed. Once the notice is mailed, the Notes called for redemption will become due and payable on the Redemption Date and at the applicable Redemption Price, plus accrued and unpaid interest to the Redemption Date.
On and after the Redemption Date, interest will cease to accrue on the Notes or any portion of the Notes called for redemption (unless the Company defaults in the payment of the Redemption Price and accrued interest). On or before the Redemption Date, the Company will deposit with a paying agent (or the Trustee) money sufficient to pay the

Redemption Price of, and accrued interest on, the Notes to be redeemed on that date. If less than all of the Notes are to be redeemed, and the Notes are Global Securities, the Notes to be redeemed will be selected by the DTC in accordance with its standard procedures. If the Notes to be redeemed are not Global Securities then held by the DTC, the Notes to be redeemed will be selected by the Trustee by a method the Trustee deems to be fair and appropriate.
As used above:
“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt notes of comparable maturity to the remaining term of the Notes.
“Comparable Treasury Price” means, with respect to any Redemption Date, (A) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the Trustee is provided with fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations or (C) if only one Reference Treasury Dealer Quotation is received, such quotation.
“Reference Treasury Dealer” means (A) any of the initial purchasers (or their respective affiliates which are Primary Treasury Dealers), and their respective successors; provided, however, that if any of those entities ceases to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute for those entities another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by the Company.
“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company and the Trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.
“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.
Sinking Fund
The Notes shall not be subject to any sinking fund or analogous provision.
Repurchase at the Option of Holders
Section 4.07 of the Indenture shall not apply to the Notes.

Upon the occurrence of a Change of Control Triggering Event (as defined below), the Company shall notify the Trustee, and make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of each Holder’s Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, the Company shall, or shall cause the Trustee to, mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control Triggering Event and stating: (1) that a Change of Control Offer is being made pursuant to this Section and that all Notes properly tendered will be accepted for payment; (2) the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”); (3) that any Notes not tendered will continue to accrue interest; (4) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date; (5) that Holders electing to have any Notes, with the form entitled “Option of Holder to Elect Purchase” attached hereto completed, purchased pursuant to a Change of Control Offer will be required to surrender such Notes to the Trustee or paying agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; (6) that Holders will be entitled to withdraw their election if the Trustee or paying agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have such Notes purchased; and (7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 thereof. The Company shall comply with the requirements of Rule 14e–1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes in connection with a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with this Section, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section by virtue of such conflict; and
On the Change of Control Payment Date, the Company shall, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Trustee or paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof properly tendered and (3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of such Notes or portions thereof being purchased by the Company. The Trustee or paying agent shall promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered by such Holder, if any; provided, that each such new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 thereof. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
The Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third Person makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section and all other provisions of the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer.
As used above:
“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.
“Rating Event” means with respect to a Change of Control, if the Notes carry immediately prior to the first public notice of an arrangement that could result in a Change of Control:
     (a) an investment grade credit rating (BBB-/Baa3, or equivalent, or better) from both Rating Agencies, the rating from both Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either Rating Agency) is either downgraded to a non-investment grade credit rating (BB+/Ba1 or equivalent, or worse) or withdrawn and is not within such period subsequently (in the case of a downgrade) upgraded to an investment grade credit rating or (in the case of a withdrawal) replaced by an investment grade credit rating;
     (b) a non-investment grade credit rating (BB+/Ba1, or equivalent, or worse) from both Rating Agencies, the rating from both Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either Rating Agency) is either downgraded by one or more notches (for illustration, Ba1 to Ba2 being one notch) or withdrawn and is not within such period subsequently (in the case of a downgrade) upgraded to its earlier credit rating or better or (in the case of a withdrawal) replaced by its earlier credit rating or better; or
     (c) both an investment grade credit rating (BBB-/Baa3, or equivalent, or better) from one Rating Agency and a non-investment grade credit rating (BB+/Ba1, or equivalent, or worse) from the other Rating Agency and (i) the investment grade credit rating on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either Rating Agency) is either downgraded to a non-investment grade credit rating (BB+/Ba1, or equivalent, or worse) or withdrawn and is not within such period subsequently (in the case of a downgrade) upgraded to an investment grade credit rating by such Rating Agency or (in the case of a withdrawal) replaced by an investment grade credit rating from such Rating Agency and (ii) the non-investment grade credit rating on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either Rating Agency) is either downgraded by one or more notches (for illustration, Ba1 to Ba2 being one notch) or withdrawn and is not within such period subsequently (in the case of a downgrade) upgraded to its earlier credit rating or better by such Rating Agency or (in the case of a withdrawal) replaced by its earlier credit rating or better by such Rating Agency;
provided that in making the relevant decision(s) referred to above to downgrade or withdraw such ratings, as applicable, the relevant Rating Agency announces publicly or confirms in writing to the Company that such decision(s) resulted, in whole or in part, from the occurrence of such Change of Control or the first public notice of an arrangement that could result in a Change of Control.
Miscellaneous
No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Security at the time, place and rate, and in the coin or currency, herein and in the Indenture prescribed.
Any money that the Company deposits with the Trustee or any Paying Agent or that the Company holds in trust for the payment of principal or any interest on this Note that remains unclaimed for two years after the date upon which the principal and interest are due and payable, shall be repaid to the Company on May 31 of each year or (if then held by the Company) discharged from the trust. After that time, unless otherwise required by mandatory provisions of any unclaimed property law, the holder of this Security shall be able to seek any payment to which such holder may be entitled to collect only from the Company.
As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender for transfer of this Security at the office or agency of the Company designated for such purpose, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company or the Registrar and duly executed by, the holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of the same series as the

Security presented for a like aggregate amount, shall be issued to the designated transferee or transferees. No service charge shall be made for any such exchange or registration of transfer, but the Company shall require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
Prior to due presentment of this Security for registration of transfer, the Company, the Trustee, any Paying Agent and the Registrar may deem and treat the Person in whose name this Security is registered as the absolute owner hereof for all purposes, whether or not this Security be overdue and notwithstanding any notice of ownership or writing thereon made by anyone other than the Registrar, and none of the Company, the Trustee, any Paying Agent or the Registrar shall be affected by notice to the contrary.
The Notes are issuable only in registered form without coupons in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of a different authorized denomination, as requested by the holder surrendering the same upon surrender of the Note or Notes to be exchanged at the office or agency of the Company.
No recourse shall be had for payment of the principal of or interest on this Security, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, stockholder, officer or director, past, present or future, as such, of the Company or of any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.
THIS SECURITY SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE INTERNAL LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

OPTION OF HOLDER TO ELECT PURCHASE
If you want to elect to have this Note purchased by the Company pursuant to the Change of Control Offer (as defined in the Global Security certificate), check the box below:
☐ Change of Control Offer
If you want to elect to have only part of the Note purchased by the Company pursuant to the Change of Control Offer, state the amount you elect to have purchased: $ _________

Date:	Your Signature:

(Sign exactly as your name appears on the face of the Note)

Tax Identification No:

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(*Participant in a Recognized Signature Guarantee Medallion Program)